Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have reviewed the entire S-1 filing statement for Stallion Synergies, Inc. and we hereby consent to the use in the Registration Statement (Form S-1) pertaining to the registration of 9,500,000 shares of common stock of Stallion Synergies, Inc. of our Audit Report dated June 4, 2014 with respect to the financial statement of Stallion Synergies, Inc. for the period ended April 30, 2014. We also consent to the reference to us as “Experts” in the above referenced Registration Statement.

/s/ John Scrudato CPA
Califon New Jersey
July 24, 2014